UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 31, 2007

Verticalnet, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25269	23-2815834
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 240-0600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2007, Verticalnet, Inc. (the "Company") entered into a Share and Warrant Purchase Agreement ("Purchase Agreement") with several individual and institutional investors (the "Investors"). Under the terms of the Purchase Agreement, the Investors purchased 8,700,000 shares of Series B Preferred Stock (the "Preferred Stock") for a purchase price of $2.175 million. The purchase price consisted of $1.575 million in cash and $600,000 of debt loaned to the Company in early May that automatically converted into the Preferred Stock on a dollar-for-dollar basis.

The Preferred Stock accrues interest at a rate of 12% per annum, payable in additional shares of Preferred Stock, and is subject to redemption at each Investor’s discretion after 24 months. Pursuant to the Purchase Agreement, the Company agreed to seek shareholder approval at its next annual meeting of shareholders of certain proposals (the "Proposals"), including proposals to enable all the Preferred Stock to be convertible into shares of the Company’s common stock and to amend the Company’s Articles of Incorporation to increase the number of authorized shares of common stock by at least 35,000,000 shares. Under the terms of the Proposals, Investors would be entitled to convert their shares of Preferred Stock into shares of common shares on a one-for-one basis, subject to adjustment in the event that the Company failed to enter into a subsequent financing transaction in which the Company receives gross proceeds of at least $6,000,000, when combined with the gross process received by the Company under the Purchase Agreement.

Upon receiving shareholder approval of the Proposals: (i) the Company will issue the Investors warrants to purchase 4,350,000 shares of common stock with an exercise price per share equal to the closing bid price on the day prior to closing under the Purchase Agreement and warrants to purchase 4,350,000 shares of common stock with an exercise price per share equal to $0.70; (ii) all accrued interest on the Preferred Stock will be deemed paid in full; (iii) the shares of Preferred Stock will cease to accrue interest thereafter; and (iv) the redemption feature on the shares of Preferred Stock will be eliminated.

In the event that the shareholders do not approve the Proposals: (i) a portion of the Preferred Stock will be convertible into 2,480,605 shares of the Company’s common stock, which represents 19.9% of the Company’s outstanding common stock on the day prior to the closing date of the Purchase Agreement; (ii) with respect to those shares of Preferred Stock not entitled to be converted into shares of the Company’s common stock, the redemption feature will be retained and the interest rate for such shares will increase t a rate of 25% per annum, payable in additional shares of Preferred Stock; and (iii) the Company will issue the Investors warrants to purchase approximately 27.0 million shares of the Company’s common stock at an exercise price equal to the closing bid price on the day prior to the next annual shareholders meeting.

In addition, the Company and the Investors entered into a Registration Rights Agreement (the "Registration Rights Agreement") whereby the Company agreed to file a registration statement covering the resale of the shares of common stock issuable upon conversion of the Preferred Stock and upon exercise of the warrants to be issued in the transaction (the "Registration Statement"). Pursuant to the Registration Rights Agreement, the Company agreed that in the event that either the Company fails to file the Registration Statement on a timely basis or the Registration Statement is not declared effective within 120 days after the applicable filing date, the Company will pay to each Investor an amount equal to 1% of such Investor’s purchase price for the Preferred Stock for each month during which the Registration Statement has either not been filed or is not effective, as applicable.

The transaction resulted in net proceeds to the Company of approximately $1.95 million after deducting the estimated offering costs and fees. The Company intends to use the proceeds of the transaction for working capital, the repayment of its final two payments of senior secured convertible notes, and the partial repayment of the Company’s subordinated discount note.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this current report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The Preferred Stock and warrants were sold to a limited number of accredited investors in reliance on the exemption from registration provided by Rule 506 promulgated under the Securities Act of 1933.

The transaction involving the sale of the Preferred Stock and warrants was privately negotiated and did not include any general solicitation or advertising. Each Investor represented that it was acquiring the Preferred Stock and warrants without a view to a distribution and was afforded the opportunity to review all publicly filed documents and to ask questions and receive answers from the Company's officers.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 31, 2007, the Company filed a Statement with Respect to Shares of Series B Preferred Stock with the Secretary of State of the Commonwealth of Pennsylvania (the "Statement"). The Statement was approved by the Company’s Board of Directors on May 31, 2007 and became effective upon filing. The Statement provides for the terms of the Series B Preferred Stock issued pursuant to the Purchase Agreement discussed in response to Item 1.01 of this current report on Form 8-K.

Your are urged to read the full text of the Statement, a copy of which is filed as Exhibit 3.01 to this current report, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

3.1 Statement with Respect to Shares of Series B Preferred Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

June 5, 2007	By:	Christopher G. Kuhn

Name: Christopher G. Kuhn
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

3.1	Statement with Respect to Shares of Series B Preferred Stock